EXHIBIT 99.1

THE HOWARD HUGHES CORPORATION REPORTS

THIRD QUARTER 2015 RESULTS

Third Quarter Earnings Highlights

•

Third quarter 2015 adjusted net income increased 102.1%, or $29.1 million, to $57.6 million, compared to third quarter 2014 adjusted net income of $28.5 million.  The increase is primarily due to the gain on sale of a non-core asset, income reported on the percentage of completion method for sales contracts obtained on our Waiea and Anaha condominium towers which are under construction at Ward Village, and income from our recently completed commercial development projects as they continue to stabilize. Adjusted net income excludes the following non-cash items: depreciation and amortization; warrant liability gains and losses; and gains and losses relating to the tax indemnity receivable for periods prior to its settlement in December 2014.

•

Net operating income (“NOI”) for our income-producing Operating Assets increased 75.3% to $31.9 million for the third quarter 2015, compared to $18.2 million in the third quarter 2014. The increase is driven primarily by NOI from commercial retail and office properties developed and opened by us in 2014, the December 2014 acquisition of 10-60 Columbia Corporate Center office properties, and completion of The Woodlands Resort & Conference Center redevelopment at the end of 2014.

•

MPC land sales increased 3.8% to $59.4 million for the third quarter 2015 compared to $57.2 million for the third quarter 2014. The increase is primarily due to $27.3 million of higher commercial land sales at our Houston, TX master planned communities (“MPCs”), substantially offset by lower residential lot sales at these MPCs given lower housing demand caused by an uncertain economic climate in the Houston region caused by continued low oil prices in 2015.

The Howard Hughes Corporation Property and Financing Highlights

•

On September 4, 2015, we sold The Club at Carlton Woods, a 36-hole golf and country club in The Woodlands, for net cash proceeds of $25.1 million, and a pre-tax gain of $29.1 million.  The Club had NOI losses of $(0.9) million and $(4.4) million for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively. The Club was developed as an amenity to sell lots in a gated community, most of which were sold in prior years.

•

During the third quarter 2015, we announced a partnership with renowned chef and restaurateur Jean-Georges Vongerichten to bring two new, one-of-a-kind culinary experiences to the Seaport District. The projects will consist of a 40,000 square-foot, seafood-themed food market inside the Tin Building and a 10,000 square-foot restaurant in the rebuilt Pier 17. We also pre-leased 7,100 square feet in the historic district to McNally Jackson, a popular New York City-based independent bookstore.

•

As of October 20, 2015, 89.1% of the units at our Waiea condominium development and 85.2% of the units at our Anaha condominium development at Ward Village were contracted for sale. These contracts represent 83.7% and 76.9% of the total residential square feet for sale at Waiea and Anaha, respectively. To date, we have incurred approximately $152.4 million and $81.4 million of total expected development costs of $403 million and $401 million at Waiea and Anaha, respectively.

•

During the third quarter 2015, we began pre-sales at Ward Village for the 389,000 square foot, 466-unit Ae‘o condominium tower designed by Bohlin Cywinski Jackson, including a 54,000 square foot Whole Foods Market flagship store. As of October 20, 2015, 35.8% of the units, representing 29.0% of the total residential square feet, were contracted for sale. Construction is expected to begin in March 2016.

•

On October 23, 2015, we closed on a $6.7 million non-recourse construction loan for Alden Bridge, one of our two self-storage developments in The Woodlands. The loan bears interest at LIBOR plus 2.60% and has an initial maturity date of October 2019 with two, one-year extension options. Construction on the first, 82,000 square foot self-storage facility began in August 2015 and is expected to be completed in the fourth quarter of 2016.

___________________
* Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation but is collateralized by a real estate asset and/or is recourse to the subsidiary entity owning such asset.

DALLAS, November 9, 2015 - The Howard Hughes Corporation (NYSE: HHC) (the “Company”) today announced its results for the third quarter 2015.

For the three months ended September 30, 2015, net income attributable to common stockholders was $156.2 million, or $0.76 per diluted common share, compared with $45.6 million, or $0.48 per diluted common share, for the three months ended September 30, 2014.  Third quarter 2015 net income attributable to common stockholders includes a non-cash $123.6 million warrant gain and $(25.0) million of non-cash depreciation and amortization expense. Excluding these non-cash items, net income attributable to common stockholders was $57.6 million, or $1.34 per diluted common share. For the third quarter 2014 net income attributable to common stockholders was $28.5 million, or $0.66 per diluted common share, excluding the $24.7 million non-cash warrant gain, $5.5 million non-cash increase in tax indemnity receivable and $(13.0) million of non-cash depreciation and amortization expense.

As we complete and place our developments into service, non-cash depreciation and amortization expense associated with these cash-flowing commercial real estate properties is becoming a more material and growing component of our net income. Adjusted net income is a non-GAAP measure that excludes depreciation and amortization and non-cash warrant liability and tax indemnity receivable gains and losses. The presentation of net income excluding depreciation and amortization is consistent with other companies in the real estate business who also typically report an earnings measure that excludes non-cash depreciation and amortization. The tax indemnity receivable was settled in the fourth quarter 2014 and is not a component of our net income beginning in 2015. For a reconciliation of adjusted net income to net income (loss) attributable to common stockholders, please refer to the Supplemental Information contained in this earnings release.

David R. Weinreb, Chief Executive Officer of The Howard Hughes Corporation, stated, “Our results this quarter demonstrate the continued solid progress toward developing and unlocking value in our larger developments.  We are accelerating pre-leasing activity in the Seaport District, with the Jean-Georges and McNally Jackson announcements serving as two examples of the high quality tenant roster that we are assembling for this project. This quarter we also began pre-sales for additional residential condominium units at Ward Village. Ae‘o, a tower designed to meet strong market demand for smaller units averaging less than 1,000 square feet, has over a third of its 466 units under contract, and we will begin construction of the Whole Foods at the base of this tower in March next year.”

Mr. Weinreb continued, “In our MPC business, Summerlin continues to deliver strong land sales volume and pricing, reflecting healthy economic conditions in the Las Vegas Valley and the premier position of our MPC in this market.  Land sales in our Houston MPCs continue to be slower than in prior years due to the decline in oil prices.”

Business Segment Operating Results

For comparative purposes, MPC land sales and Operating Assets NOI are presented in our Supplemental Information.  For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis income (loss), segment-basis MPC land sales revenue to GAAP-basis land sales revenue, and Adjusted Net Income, please refer to the Supplemental Information contained in this earnings release. Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is collateralized by a real estate asset and/or is recourse to the subsidiary entity owning such asset. All construction cost estimates presented herein are exclusive of land costs.

Operating Assets Highlights

NOI from our combined retail, office, multi-family and resort and conference center properties increased $13.7 million, or 75.3%, to $31.9 million for the third quarter 2015, compared to NOI of $18.2 million for the third quarter 2014.  These properties are referred to as our “income-producing Operating Assets.” These amounts include our share of NOI from our non-consolidated equity-method ventures and exclude dispositions and NOI for all periods from properties that are substantially closed for redevelopment and/or were sold during the period.

The increase in NOI in the third quarter 2015 compared to the third quarter 2014 is primarily attributable to the acquisition of the 10-60 Columbia Corporate Center office properties in December 2014, which contributed $2.4 million to the increase, and completion of Downtown Summerlin and The Outlet Collection at Riverwalk during 2014, both of which contributed a combined $3.8 million to the increase. Two Hughes Landing and 3831 Technology Forest Drive office buildings contributed a combined $2.7 million to the increase as they continue to stabilize, and The Woodlands Resort & Conference Center, which completed its redevelopment in the fourth quarter 2014, contributed $2.6 million to the increase. The remaining $2.2 million of the increase is due to smaller changes in NOI at our other operating assets.

South Street Seaport remains substantially closed while redevelopment of Pier 17 and the renovation of the historic area continue.

Master Planned Communities Highlights

Land sales in our MPC segment, exclusive of deferred land sales and other revenue, increased by $2.2 million, or 3.8%, to $59.4 million for the three months ended September 30, 2015, as compared to $57.2 million for the same period in 2014.

Summerlin land sales were relatively flat at $19.3 million for the third quarter 2015 compared to $19.8 million for the third quarter 2014. Price per acre for superpads, Summerlin’s primary residential land product, decreased by $(22,000), or (4.3%), to $492,000 for the third quarter 2015 compared to the third quarter 2014. The slight differences in land pricing between periods at Summerlin reflect changes in the product mix and locations sold during the periods. Pricing and demand remain strong given the scarcity of attractive developable residential acreage, a shortage of resale homes and robust economic conditions in the Las Vegas market.

Within our Summerlin MPC, land development and pre-sales activities are progressing on the development of an exclusive luxury community with our joint venture partner Discovery Land, a leading developer of private clubs and luxury communities. As of September 30, 2015, the project has received buyer deposits totaling $27.3 million, representing $76.0 million in contracted land sales, and we expect the first lot closings to begin in February 2016.

Bridgeland land sales increased to $22.7 million for the third quarter 2015 compared to $8.7 million for the third quarter 2014. The increase is driven by two commercial land sales for a school and a church site totaling $20.5 million during the third quarter 2015. Residential lot sales for the first nine months of 2015 have decreased because homebuilders are currently developing homes for sale on lots purchased during 2014 and because lower oil prices have reduced new home sales demand and velocity in 2015 compared to 2014. These conditions are causing homebuilders to take a more cautious approach to acquiring more finished lot inventory.

Land sales in The Woodlands decreased by ($11.3) million to $17.3 million in the third quarter 2015 compared to the third quarter 2014 primarily due to increased homebuilder caution on increasing their land inventory due to lower housing demand caused by lower oil prices. An uncertain economic climate in the greater Houston area due to the decline in oil prices, and to a lesser extent a lower range of lot types and sizes available in The Woodlands due to its decreasing inventory of available residential land for development, are contributing to a slowing sales velocity.

Strategic Developments Highlights

Pre-sales for the first two market-rate residential condominium towers at Ward Village, Waiea and Anaha, launched in the first quarter 2014, and construction on both towers began later in the year. From July 24, 2015, the last reported sales date, through October 20, 2015, we entered into 12 sales contracts for Anaha and Waiea combined, representing 15.4% of the then available units for sale. Sales contracts require a minimum deposit from the buyer equal to 20% of the contracted price and are subject to a 30-day rescission period, after which time the deposit becomes non-refundable. Substantially all of the contracted units at both towers are past their rescission periods.

Waiea will have 174 total units, of which 89.1% have been contracted as of October 20, 2015. These contracted sales represent 83.7% of the total residential square feet available for sale. Total development costs are expected to be approximately $403 million (excluding land value). We expect to complete the project by the end of 2016. As of September 30, 2015, we have incurred $152.4 million of development costs.

Anaha will have 317 total units, of which 85.2% have been contracted as of October 20, 2015. These contracted sales represent 76.9% of the total residential square feet available for sale. Total development costs are expected to be approximately $401 million (excluding land value). We expect to complete the project by mid-2017. As of September 30, 2015, we have incurred $81.4 million of development costs.

Construction of the 389,000 square foot Ae‘o tower and the 54,000 square foot Whole Foods Market, located on the same block, is expected to begin in March 2016 with completion scheduled in 2018. Pre-sales began in July 2015, and as of October 20, 2015, 167 of the 466 total units were under contract, representing 29.0% of the total residential square feet available for sale. This tower was designed with unit sizes averaging approximately 836 square feet, smaller than the average 1,687 square foot unit size for Waiea and Anaha. We believe there is strong demand for smaller unit sizes having a quality similar to our other offerings, resulting in an overall purchase price that is more affordable to a larger segment of the market.  We have incurred $14.4 million of pre-development costs on this development as of September 30, 2015 and are finalizing the project budget.

Pre-sales began in July 2015 on the first tower of the iconic Gateway Towers designed by Richard Meier & Partners. These towers will frame the main entrance of the community and planned village green and are an important element in communicating to the market our vision for a fully-developed Ward Village. With this product, we are bringing a level of product quality and overall experience never before seen in the market and pricing that sets a new peak for Ward Village. As a result, we are expecting a more measured and longer time period for absorption than at our other Ward Village developments. We have incurred $13.2 million of pre-development costs for the first tower as of September 30, 2015 and are finalizing the project budget. Construction will begin once we obtain an acceptable level of pre-sales and financing.

For a more complete description of all of our Strategic Developments please refer to “Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Strategic Developments” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 16 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC and is headquartered in Dallas, TX. For additional information about HHC, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports.  These factors include the continued effects of low oil prices on the Houston market. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release, except as required by law.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$45,423	$59,351	$138,937	$260,186
Builder price participation	6,680	5,311	20,285	13,251
Minimum rents	37,814	24,380	109,997	66,929
Tenant recoveries	10,706	7,601	31,074	20,509
Condominium rights and unit sales	78,992	4,032	200,362	11,516
Resort and conference center revenues	11,772	8,150	35,256	27,198
Other land revenues	4,617	4,112	11,055	9,322
Other rental and property revenues	7,438	6,291	20,729	18,601
Total revenues	203,442	119,228	567,695	427,512

Expenses:
Master Planned Community cost of sales	19,674	27,743	67,806	93,540
Master Planned Community operations	10,349	10,995	32,295	31,645
Other property operating costs	16,680	15,198	54,459	45,603
Rental property real estate taxes	6,908	4,559	19,676	12,540
Rental property maintenance costs	3,094	2,313	8,738	6,402
Condominium rights and unit cost of sales	47,573	2,026	126,747	5,788
Resort and conference center operations	8,767	8,910	26,738	22,833
Provision for doubtful accounts	1,007	119	3,082	293
Demolition costs	1,024	760	2,637	6,711
Development-related marketing costs	7,639	6,387	19,476	15,909
General and administrative	18,526	14,759	57,095	49,138
Other income, net	659	(11,409)	(1,204)	(27,468)
Depreciation and amortization	24,998	13,018	71,577	35,000
Total expenses	166,898	95,378	489,122	297,934

Operating income	36,544	23,850	78,573	129,578

Interest income	109	(1,162)	516	19,651
Interest expense	(15,212)	(12,136)	(43,143)	(28,354)
Warrant liability gain (loss)	123,640	24,690	57,450	(139,120)
Gain on sale of The Club at Carlton Woods	29,073	—	29,073	—
Increase (reduction) in tax indemnity receivable	—	5,454	—	(5,473)
Equity in earnings from Real Estate and Other Affiliates	295	5,509	3,164	18,164
Income (loss) before taxes	174,449	46,205	125,633	(5,554)
Provision for income taxes	18,237	590	24,795	49,895
Net income (loss)	156,212	45,615	100,838	(55,449)
Net loss (income) attributable to noncontrolling interests	12	—	—	(12)
Net income (loss) attributable to common stockholders	$156,224	$45,615	$100,838	$(55,461)

Basic income (loss) per share:	$3.96	$1.16	$2.55	$(1.41)

Diluted income (loss) per share:	$0.76	$0.48	$1.01	$(1.41)

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	September 30,	December 31,
	2015	2014
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,672,763	$1,641,063
Land	305,634	317,211
Buildings and equipment	1,478,489	1,243,979
Less: accumulated depreciation	(213,040)	(157,182)
Developments	1,205,124	914,303
Net property and equipment	4,448,970	3,959,374
Investment in Real Estate and Other Affiliates	56,191	53,686
Net investment in real estate	4,505,161	4,013,060
Cash and cash equivalents	450,647	560,451
Accounts receivable, net	32,051	28,190
Municipal Utility District receivables, net	136,196	104,394
Notes receivable, net	23,610	28,630
Deferred expenses, net	73,263	75,070
Prepaid expenses and other assets, net	323,596	310,136
Total assets	$5,544,524	$5,119,931

Liabilities:
Mortgages, notes and loans payable	$2,322,296	$1,993,470
Deferred tax liabilities	84,214	62,205
Warrant liabilities	308,630	366,080
Uncertain tax position liability	4,823	4,653
Accounts payable and accrued expenses	489,035	466,017
Total liabilities	3,208,998	2,892,425

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,715,005 shares issued and outstanding as of September 30, 2015 and 39,638,094 shares issued and outstanding as of December 31, 2014	398	396
Additional paid-in capital	2,845,021	2,838,013
Accumulated deficit	(506,096)	(606,934)
Accumulated other comprehensive loss	(7,569)	(7,712)
Total stockholders' equity	2,331,754	2,223,763
Noncontrolling interests	3,772	3,743
Total equity	2,335,526	2,227,506
Total liabilities and equity	$5,544,524	$5,119,931

Supplemental Information

September 30, 2015

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”). REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and corporate interest and depreciation expense, provision for income taxes, warrant liability gain (loss), other income, gains on sales relating to operating properties and, prior to 2015, the changes in tax indemnity receivable. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP	Three Months Ended September 30,		Nine Months Ended September 30,
income (loss) before taxes	2015	2014	2015	2014
	(In thousands)		(In thousands)
REP EBT	$55,190	$35,560	$139,178	$187,582
General and administrative	(18,526)	(14,759)	(57,095)	(49,138)
Corporate interest income (expense), net	(13,262)	(14,938)	(39,709)	(21,089)
Warrant liability gain (loss)	123,640	24,690	57,450	(139,120)
Gain on sale of The Club at Carlton Woods	29,073	-	29,073
Increase (reduction) in tax indemnity receivable	-	5,454	-	(5,473)
Corporate other income (expense), net	(222)	11,409	1,304	25,095
Corporate depreciation and amortization	(1,444)	(1,211)	(4,568)	(3,411)
Income (loss) before taxes	$174,449	$46,205	$125,633	$(5,554)

Reconciliation of Adjusted Net Income to Net Income	Three Months Ended September 30,
attributable to common stockholders	2015	2014
	(In thousands)
Adjusted Net Income	$57,582	$28,489
Depreciation and amortization	(24,998)	(13,018)
Warrant liability gain	123,640	24,690
Increase in tax indemnity receivable	—	5,454
Net income attributable to common stockholders	$156,224	$45,615

MPC Land Sales Summary

Three Months Ended September 30, 2015

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
	Three Months Ended September 30,
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014

Bridgeland
Residential
Single family - detached	$2,273	$8,734	5.8	18.8	34	109	$392	$465	$67	$80
Commercial
Not for profit	20,475	—	160.2	—	—	—	128	—	—	—
Total	22,748	8,734	166.0	18.8	34	109	137	465	67	80
Changes in dollars, acres and lots	14,014		147.2		(75)		(328)		(13)
% Change	NM		NM		(68.8)%		(70.5)%		(16.3)%

Maryland Communities
No land sales

Summerlin
Residential
Superpad sites	17,754	16,511	36.1	32.1	160	167	492	514	111	99
Custom lots	1,580	2,670	0.8	1.8	2	4	1,975	1,483	790	668
Commercial
Retail	—	650	—	0.7	—	—	—	929	—	—
Total	19,334	19,831	36.9	34.6	162	171	524	573	119	112
Changes in dollars, acres and lots	(497)		2.3		(9)		(49)		7
% Change	(2.5)%		6.6%		(5.3)%		(8.6)%		6.3%

The Woodlands
Residential
Single family - detached	5,609	28,410	9.2	37.5	32	152	610	758	175	187
Single family - attached	4,872	235	5.0	0.3	56	5	974	783	87	47
Commercial
Medical	6,837	—	3.3	—	—	—	2,072	—	—	—
Total	17,318	28,645	17.5	37.8	88	157	990	758	119	182
Changes in dollars, acres and lots	(11,327)		(20.3)		(69)		232		(63)
% Change	(39.5)%		(53.7)%		(43.9)%		30.6%		(34.6)%

Total acreage sales revenue	59,400	57,210	220.4	91.2	284	437

Deferred revenue	(13,994)	(246)
Special Improvement District revenue *	17	2,387
Total segment land sale revenue - GAAP basis	$45,423	$59,351

* Applicable exclusively to Summerlin.

 NM – Not Meaningful

MPC Land Sales Summary

Nine months Ended September 30, 2015

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
	Nine Months Ended September 30,
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014

Bridgeland
Residential
Single family - detached	$8,346	$15,575	21.3	35.0	94	172	$392	$445	$89	$91
Commercial
Not for profit	20,475	—	160.2	—	—	—	128	—	—	—
Total	28,821	15,575	181.5	35.0	94	172	159	445	89	91
Changes in dollars, acres and lots	13,246		146.5		(78)		(286)		(2)
% Change	85.0%		418.6%		(45.3)%		(64.3)%		(2.2)%

Maryland Communities
No land sales

Summerlin
Residential
Superpad sites	63,784	60,077	117.2	116.0	393	570	544	518	162	105
Single family - detached	13,650	11,170	14.9	13.0	75	60	916	859	182	186
Custom lots	7,900	11,906	5.3	9.2	13	19	1,491	1,294	608	627
Commercial
Retail	—	650	—	0.7	—	—	—	929	—	—
Other	3,136	2,250	3.6	10.0	—	—	871	225	—	—
Total	88,470	86,053	141.0	148.9	481	649	627	578	177	128
Changes in dollars, acres and lots	2,417		(7.9)		(168)		49		49
% Change	2.8%		(5.3)%		(25.9)%		8.5%		38.3%

The Woodlands
Residential
Single family - detached	19,468	61,947	31.2	85.2	112	335	624	727	174	185
Single family - attached	5,280	3,561	5.8	5.0	65	59	910	712	81	60
Commercial
Not for profit	733	—	5.0	—	—	—	147	—	—	—
Medical	6,837	70,550	3.3	58.9	—	—	2,072	1,198	—	—
Retail	—	17,401	—	30.3	—	—	—	574	—	—
Other	1,321	—	0.9	—	—	—	1,468	—	—	—
Total	33,639	153,459	46.2	179.4	177	394	728	855	140	166
Changes in dollars, acres and lots	(119,820)		(133.2)		(217)		(127)		(26)
% Change	(78.1)%		(74.2)%		(55.1)%		(14.9)%		(15.7)%

Total acreage sales revenue	150,930	255,087	368.7	363.3	752	1,215

Deferred revenue	(16,101)	(4,171)
Special Improvement District revenue *	4,108	9,270
Total segment land sale revenue - GAAP basis	$138,937	$260,186

* Applicable exclusively to Summerlin.

 NM – Not Meaningful

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development-related marketing costs and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Operating Assets NOI and REP EBT

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
	(In thousands)			(In thousands)
Retail
Columbia Regional (a)	$535	$—	$535	$1,000	$—	$1,000
Cottonwood Square	189	166	23	494	499	(5)
Creekside Village Green (b)	314	—	314	539	—	539
Downtown Summerlin (b)	2,507	—	2,507	6,700	—	6,700
Hughes Landing Retail (b)	400	—	400	786	—	786
1701 Lake Robbins (c)	111	90	21	296	90	206
Landmark Mall (d)	(116)	341	(457)	(302)	965	(1,267)
Outlet Collection at Riverwalk (e)	1,726	405	1,321	4,845	(406)	5,251
Park West (f)	211	462	(251)	1,386	1,550	(164)
Ward Village (g)	6,370	6,234	136	19,385	18,034	1,351
20/25 Waterway Avenue	437	455	(18)	1,384	1,219	165
Waterway Garage Retail	186	185	1	539	517	22
Total Retail	12,870	8,338	4,532	37,052	22,468	14,584
Office
10-70 Columbia Corporate Center (h)	2,925	491	2,434	9,449	1,160	8,289
Columbia Office Properties (i)	263	453	(190)	342	1,137	(795)
One Hughes Landing (j)	1,475	1,437	38	4,112	3,397	715
Two Hughes Landing (k)	2,528	286	2,242	3,380	286	3,094
2201 Lake Woodlands Drive	(32)	39	(71)	(119)	143	(262)
9303 New Trails	476	483	(7)	1,459	1,503	(44)
110 N. Wacker	1,519	1,440	79	4,577	4,474	103
One Summerlin (b)	(148)	—	(148)	(317)	—	(317)
3831 Technology Forest Drive (l)	487	—	487	1,415	—	1,415
3 Waterway Square	1,499	1,638	(139)	4,670	4,765	(95)
4 Waterway Square	1,520	1,479	41	4,462	4,327	135
1400 Woodloch Forest	485	273	212	1,248	806	442
Total Office	12,997	8,019	4,978	34,678	21,998	12,680

85 South Street (m)	144	—	144	359	—	359
Millennium Waterway Apartments	1,106	1,176	(70)	3,151	3,348	(197)
One Lake's Edge (b)	688	—	688	147	—	147
The Woodlands Resort & Conference Center (n)	3,006	445	2,561	8,518	4,365	4,153
Total Retail, Office, Multi-family, Resort & Conference Center	30,811	17,978	12,833	83,905	52,179	31,726

The Woodlands Ground leases	330	119	211	856	341	515
The Woodlands Parking Garages	(184)	(155)	(29)	(455)	(444)	(11)
Other Properties	951	176	775	2,827	707	2,120
Total Other	1,097	140	957	3,228	604	2,624
Operating Assets NOI - Consolidated and Owned	31,908	18,118	13,790	87,133	52,783	34,350

Redevelopments
South Street Seaport (b)	(22)	652	(674)	(423)	823	(1,246)
Total Operating Asset Redevelopments	(22)	652	(674)	(423)	823	(1,246)

Dispositions
The Club at Carlton Woods (b)	751	(1,267)	2,018	(942)	(3,279)	2,337
Rio West Mall	—	—	—	—	79	(79)
Total Operating Asset Dispositions	751	(1,267)	2,018	(942)	(3,200)	2,258
Total Operating Assets NOI - Consolidated	32,637	17,503	15,134	85,768	50,406	35,362

Straight-line lease amortization (o)	408	(660)	1,068	2,632	(1,632)	4,264
Demolition costs (p)	(798)	(761)	(37)	(2,411)	(6,689)	4,278
Development-related marketing costs	(2,367)	(589)	(1,778)	(7,381)	(5,379)	(2,002)
Depreciation and amortization	(22,936)	(11,261)	(11,675)	(64,585)	(29,802)	(34,783)
Write-off of lease intangibles and other	(439)	—	(439)	(593)	—	(593)
Equity in earnings from Real Estate and Other Affiliates	289	202	87	1,333	2,774	(1,441)
Interest, net	(7,992)	(4,906)	(3,086)	(22,095)	(10,748)	(11,347)
Total Operating Assets REP EBT (q)	$(1,198)	$(472)	$(726)	$(7,332)	$(1,070)	$(6,262)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
	(In thousands)			(In thousands)
Operating Assets NOI - Equity and Cost Method Investments
Millennium Woodlands Phase II	$496	$(119)	$615	$503	$(119)	$622
Stewart Title Company	330	771	(441)	1,329	1,830	(501)
Summerlin Baseball Club	211	51	160	780	415	365
The Metropolitan Downtown Columbia (b)	652		652	283	—	283
Woodlands Sarofim # 1	465	304	161	1,194	1,094	100
Total NOI - equity investees	2,154	1,007	1,147	4,089	3,220	869

Adjustments to NOI (r)	(805)	(41)	(764)	(2,260)	(120)	(2,140)
Equity Method Investments REP EBT	1,349	966	383	1,829	3,100	(1,271)
Less: Joint Venture Partner's Share of REP EBT	(1,060)	(632)	(428)	(2,243)	(1,975)	(268)
Equity in earnings from Real Estate and Other Affiliates	289	334	(45)	(414)	1,125	(1,539)

Distributions from Summerlin Hospital Investment (s)	—	(132)	132	1,747	1,649	98
Segment equity in earnings from Real Estate and Other Affiliates	$289	$202	$87	$1,333	$2,774	$(1,441)

Company's Share of Equity Method Investments NOI
Millennium Woodlands Phase II	$404	$(97)	$501	$410	$(97)	$507
Stewart Title Company	165	385	(220)	665	915	(250)
Summerlin Baseball Club	105	26	79	390	208	182
The Metropolitan Downtown Columbia (b)	327		327	142	—	142
Woodlands Sarofim # 1	93	61	32	239	219	20
Total NOI - equity investees	$1,094	$375	$719	$1,846	$1,245	$601

	Economic	Nine Months Ended September 30, 2015
	Ownership	Debt	Cash
		(In thousands)
Millennium Woodlands Phase II	81.43%	$37,700	$1,532
Stewart Title Company	50.00%	—	312
Summerlin Baseball Club	50.00%	—	938
The Metropolitan Downtown Columbia (b)	50.00%	57,886	1,090
Woodlands Sarofim # 1	20.00%	6,004	785

(a)Stabilized annual NOI of $2.2 million is expected by the end of the second quarter 2016.

(b)Please refer to discussion regarding this property in our third quarter Form 10-Q.

(c)Property was acquired in July 2014.

(d)The lower NOI is due to a one-time favorable property tax settlement with the City of Alexandria of $0.7 million that occurred in the first quarter 2014.

(e)Property was re-opened May 2014 after an extensive redevelopment. Stabilized annual NOI of $7.8 million is expected by early 2017 based on leases in place as of September 30, 2015.

(f)NOI decreased for the three months and nine months ended September 30, 2015, due to the loss of a 18,339 square foot tenant, resulting in the subsequent re-leasing of the space.

(g)NOI increase is primarily due to higher rental rates and increased occupancy.

(h)In December 2014, we acquired 10–60 Columbia Corporate Center comprised of six adjacent office buildings totaling 699,884 square feet. We acquired 70 Columbia Corporate Center in 2012.

(i)NOI decreased due primarily to water damage at one of the buildings, resulting in 13,745 square feet being vacated.

(j)NOI increase for the nine months ended September 30, 2015 is primarily due to increased occupancy.

(k)Building was placed in service in 2014.

(l)Building was placed in service in 2014 and is 100% leased to a single tenant.

(m)Building was acquired in October 2014.

(n)The renovation project has increased NOI due to the higher revenue per available room (“RevPAR”) resulting from the new and upgraded rooms. RevPAR is calculated by dividing total room revenues by total occupied rooms for the period.

(o)The net change in straight-line lease amortization for the three and nine months ended September 30, 2015 compared to the same periods in 2014 is primarily due to new leases at Downtown Summerlin and 10-60 Columbia Corporate Center purchased in December 2014.

(p)Demolition costs for 2014 relate to Pier 17 and  for 2015 relate to the Fulton Market Building, both at South Street Seaport.

(q)For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 16 - Segments in the Condensed Consolidated Financial Statements in our third quarter 2015 Form 10-Q.

(r)Adjustments to NOI include straight-line rent and market lease amortization, demolition costs, depreciation and amortization and non-real estate taxes. The increases are primarily due to placing Millennium Woodlands Phase II in third quarter 2014 and The Metropolitan Downtown Columbia in service in 2015.

(s)During the first quarters of 2015 and 2014, we received distributions of $1.7 million and $1.8 million, respectively, from our Summerlin Hospital investment. Distributions from the Summerlin Hospital are typically made one time per year in the first quarter.

Commercial Properties NOI

($ in millions)	Square Feet/Number of Units	% Leased (a)	Three Months Ended September 30, 2015	Projected Annual Stabilized NOI	(b)	Debt Balance as of September 30, 2015	(c)

Commercial Properties - Stabilized

Retail
Cottonwood Square	77,079	96%	$0.2	$0.6		$—
1701 Lake Robbins	12,376	100%	0.1	0.4		4.6
Landmark Mall (d)	320,325	65%	(0.1)	0.8		—
Park West (d)	249,177	71%	0.2	2.1		—
Ward Village	1,273,845	89%	6.4	24.8		238.7
20/25 Waterway Avenue	50,022	100%	0.4	1.7		14.2
Waterway Garage Retail	21,513	100%	0.2	0.8		—
Total Retail - Stabilized	2,004,337	84%	$7.4	$31.2		$257.5

Office
10-70 Columbia Corporate Center	887,714	90%	$2.9	$13.2		$100.0
Columbia Office Properties (d)	220,471	28%	0.3	0.3		—
One Hughes Landing	197,719	100%	1.5	5.3		52.0
9303 New Trails	97,553	94%	0.5	2.0		12.8
110 N. Wacker	226,000	100%	1.5	6.1		27.4
3831 Technology Forest Drive	95,078	100%	0.5	2.2		22.9
3 Waterway Square	232,021	100%	1.5	6.8		52.0
4 Waterway Square	218,551	100%	1.5	5.9		37.5
1400 Woodloch Forest	95,667	100%	0.5	1.7		—
Total Office - Stabilized	2,270,774	89%	$10.7	$43.5		$304.6

Multi-family, Resort & Conference Center & Other
85 South Street	21	100%	$0.1	$0.4		$—
Millennium Waterway Apartments	393	89%	1.1	4.0		55.6
Other Assets (e)	N/A	N/A	1.5	4.2		—
Total Multi-family, Resort & Conference Center & Other - Stabilized	414	90%	$2.7	$8.6		$55.6

Total Commercial Properties - Stabilized			$20.8	$83.3		$617.7

Commercial Properties - Recently Developed And Not Yet Stabilized

Retail
Columbia Regional	88,556	77%	$0.5	$2.1		$22.2
Creekside Village Green	74,581	81%	0.3	2.2		—
Downtown Summerlin	818,521	84%	2.5	37.2		277.9
Hughes Landing Retail	123,000	91%	0.4	3.5		25.4
Outlet Collection at Riverwalk	248,157	91%	1.7	7.8		55.5
Total Retail - Not Stabilized	1,352,815	85%	$5.4	$52.8		$381.0

Office
Two Hughes Landing	197,714	79%	$2.5	$5.2		$33.2
One Summerlin	206,279	56%	(0.1)	—	(f)	—
Total Office - Not Stabilized	403,993	67%	$2.4	$5.2		$33.2

Multi-family, Resort & Conference Center & Other
One Lake's Edge	390	51%	$0.7	$6.9		$65.5
The Metropolitan Downtown Columbia Project	380	79%	0.3	3.4		28.9
The Woodlands Resort & Conference Center	406	N/A	3.0	16.4		83.3
Millennium Woodlands Phase II	314	81%	0.4	4.0		30.7
Total Multi-family, Resort & Conference Center & Other - Not Stabilized	1,490	70%	$4.4	$30.7		$208.4

Total Commercial Properties - Not Stabilized			$12.2	$88.7		$622.6

($ in millions)	Square Feet/Number of Units	% Leased (a)	Three Months Ended September 30, 2015	Projected Annual Stabilized NOI		(b)	Debt Balance as of September 30, 2015	(c)

Under Construction or Renovation

Retail
South Street Seaport	362,000	N/A	$—	$	N/A	(g)	$—
Lakeland Village Center	83,339	26%	—		1.7		—
Total Retail - Not Stabilized	445,339	26%	$—		$1.7		$—

Office
1725-35 Hughes Landing Boulevard	647,000	74%	$—		$10.7	(h)	$81.7
Three Hughes Landing	324,000	—%	—		9.1		14.0
Total Office - Not Stabilized	971,000	49%	$—		$19.8		$95.7

Multi-family, Resort & Conference Center & Other
Alden Bridge Self-Storage Facility	670	N/A	$—		$0.8		$—
Waterway Square Hotel (Westin)	302	N/A	—		10.5		24.2
Hughes Landing Hotel (Embassy Suites)	206	N/A	—		4.5		11.0
Total Multi-family, Resort & Conference Center & Other - Under Construction	1,178	N/A	$—		$15.8		$35.2

Total Commercial Properties - Under Construction			$—		$37.3		$130.9

Total Commercial Properties

Retail
Stabilized	2,004,337	84%	$7.4		$31.2		$257.5
Not Stabilized	1,352,815	85%	5.4		52.8		381.0
Under Construction	445,339	26%	—		1.7		—
Total Retail	3,802,491	78%	$12.8		$85.7		$638.5

Office
Stabilized	2,270,774	89%	$10.7		$43.5		$304.6
Not Stabilized	403,993	67%	2.4		5.2		33.2
Under Construction	971,000	49%	—		19.8		95.7
Total Office	3,645,767	76%	$13.1		$68.5		$433.5

Multi-family, Resort & Conference Center & Other
Stabilized	414	90%	$2.7		$8.6		$55.6
Not Stabilized	1,490	70%	4.4		30.7		208.4
Under Construction	1,178	N/A	—		15.8		35.2
Total Multi-family, Resort & Conference Center & Other	3,082	74%	$7.1		$55.1		$299.2

Total Commercial Properties			$33.0		$209.3		$1,371.2

(a)Percentage leased is as of September 30, 2015 unless a more recent leasing statistic is disclosed in the September 30, 2015 10-Q filing or in this release.  Statistic indicates percentage pre-leased for projects under development.

(b)For stabilized properties, Projected Annual Stabilized NOI is computed as follows:

i.Retail, Hotel, Resort & Conference Center and Other NOI represents the last twelve months actual NOI generated by the property.

ii.Office and Multifamily represents the most recent quarter NOI for the property annualized.

For properties not stabilized or under construction, Projected Annual Stabilized NOI is shown based upon the most recent estimates disclosed in our periodic filings and CEO Letter dated March 13, 2015. We do not necessarily update these projections on a regular basis and such projections may vary based upon many factors, more fully described under “Forward Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission.  There can be no assurance as to when or if these properties will achieve Projected Annual Stabilized NOI.

(c)Represents the outstanding balance of the mortgage debt directly attributable to the asset.  The total debt balance excludes corporate and other debt not directly attributable to, or secured by, the properties.

(d)Property is a redevelopment opportunity but is being operated to maximize cash flow “as is” until such time as we begin active redevelopment.

(e)Amount includes our share of our Equity Method Investments NOI. The Metropolitan Downtown Columbia Project and Millennium Woodlands Phase II are disclosed separately within this schedule.

(f)One Summerlin projected annual stabilized NOI is included as part of Downtown Summerlin projected annual stabilized NOI.

(g)Amount not disclosed.

(h)ExxonMobil has pre-leased the entire West Building and 160,000 square feet of the East Building. We are seeking tenants for the remaining 171,802 square feet of the East Building.